Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANTICIPATES STRONG FIRST QUARTER

INCREASES FIRST QUARTER EARNINGS GUIDANCE TO $0.53 — $0.54
PER DILUTED SHARE

—Raises Full Year 2010 Estimate to $2.20 to $2.28 per Diluted Share—

Paoli, PA, April 21, 2010 – AMETEK, Inc. (NYSE: AME) today announced it expects its first quarter results to substantially exceed its prior guidance. The Company now expects first quarter diluted earnings per share to be approximately $0.53 to $0.54, up from its previous guidance of $0.45 to $0.47 per diluted share.

“AMETEK had a strong quarter that surpassed our expectations,” stated Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Order trends have been strong in many of our markets, with particular strength in our shorter cycle businesses. These higher order rates translated into better than expected revenues in the quarter. As a result, earnings are expected to be significantly above our previous guidance, with diluted earnings per share up 10% to 13% sequentially from the fourth quarter of 2009,” he commented.

“Given our strong first quarter results and cautious optimism for the balance of the year, we have raised our full year 2010 estimated earnings to a range of $2.20 to $2.28 per diluted share, up from our previous guidance of $2.10 to $2.20 per diluted share. We now estimate our second quarter earnings to be between $0.53 and $0.55 per diluted share,” stated Mr. Hermance.

Conference Call
AMETEK, Inc. will webcast its first quarter 2010 investor conference call on Tuesday, April 27, 2010 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will be archived at www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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